SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Linear Technology Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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LINEAR TECHNOLOGY CORPORATION
___________________________

Notice of Annual Meeting of Stockholders
To Be Held on November 4, 2009

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Linear Technology Corporation, a Delaware corporation (the “Company”), will be held on November 4, 2009 at 3:00 p.m., local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, for the following purposes:

1.	To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

2.	To approve an amendment to the 2005 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

3.	To approve the Company’s 2009 Executive Bonus Plan to permit the payment of cash bonuses that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 27, 2010.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of the Company's common stock at the close of business on September 8, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     Pursuant to recent rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about September 25, 2009, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners at the close of business on September 8, 2009. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

     The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

FOR THE BOARD OF DIRECTORS

/s/ Paul Coghlan
Paul Coghlan
Secretary

Milpitas, California
September 23, 2009

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING
INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING.

LINEAR TECHNOLOGY CORPORATION
___________________________

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
___________________________

INFORMATION CONCERNING SOLICITATION
AND VOTING

General

     The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Linear Technology Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on November 4, 2009, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035. The telephone number at that location is (408) 432-1900.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended June 28, 2009, including financial statements, were mailed on or about September 25, 2009 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on September 8, 2009 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date, 226,980,320 shares of the Company's common stock, par value $0.001, were issued and outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Paul Coghlan, Vice President of Finance and Chief Financial Officer) a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person.

Voting Rights and Solicitation of Proxies

     On all matters other than the election of directors, each share has one vote. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at five) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless a stockholder has, prior to the voting, given notice at the meeting of the stockholder's intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible.

     The Company will bear the cost of soliciting proxies. Solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, e-mail or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to these persons for these services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners.

Quorum; Abstentions; Broker Non-Votes

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”). The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances or as discussed below, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and the Company's Bylaws for approval of proposals presented to stockholders. A quorum consists of the presence, in person or by proxy, of a majority of shares of the Company's common stock entitled to vote.

     When proxies are properly dated, executed and returned, the shares represented by those proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

     Pursuant to Delaware law, the Inspector will include shares that are voted “WITHHELD” or “ABSTAIN” on a particular matter among the shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting generally, and also among the shares voting on that particular matter (the “Votes Cast”). Broker non-votes on a particular matter will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of “Votes Cast” with respect to the matter on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the determination as to whether the requisite approval has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

     Stockholders are entitled to present proposals for action at a forthcoming Annual Meeting of Stockholders if they comply with the requirements of the Company's Bylaws and the proxy rules established by the SEC. Stockholders' proposals that are to be submitted for inclusion in the Company's proxy statement and form of proxy card for next year's Annual Meeting must be received by the Company no later than 120 days prior to the one year anniversary date of the mailing of this Proxy Statement. Assuming a mailing date of September 25, 2009 for this Proxy Statement, the deadline for stockholder proposals for next year's Annual Meeting will be May 28, 2010.

     In addition, under the Company's Bylaws, a stockholder wishing to make a proposal at next year's Annual Meeting, including nominating someone other than management's slate of nominees for election to the Board of Directors, must submit that proposal to the Company not less than 90 days prior to the meeting (or, if the Company gives less than 100 days notice of the meeting, then within 10 days after that notice). The Company may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year's Annual Meeting. In addition, assuming a mailing date of September 25, 2009 for this Proxy Statement, the proxy holders at next year's Annual Meeting will have similar discretionary authority to vote on any matter that is submitted to the Company after August 11, 2010.

Internet and Electronic Availability of Proxy Materials

     In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of the Company's proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability. These proxy materials will be available free of charge.

     The Company expects to mail the Notice of Internet Availability on or about September 25, 2009, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company's proxy materials on a website referred to in the Notice of Internet Availability.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company's Bylaws currently provide for a Board of five directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than five persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them as of September 8, 2009, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert H. Swanson, Jr.	71	Executive Chairman and Former Chief Executive Officer of the Company	1981
Lothar Maier	54	Chief Executive Officer of the Company	2005
David S. Lee	72	Chairman, eOn Communication Corp.	1988
Richard M. Moley	70	Former President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	58	Chief Executive Officer, Dubai Group LLC	1984

     There are no family relationships among the Company's directors and executive officers.

     Mr. Swanson, a founder of the Company, has served as Executive Chairman of the Board of Directors since January 2005. Prior to that time he served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and prior to that time as President, Chief Executive Officer and a director of the Company since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University.

     Mr. Maier was named Chief Executive Officer of the Company in January 2005. Prior to that, Mr. Maier served as the Company's Chief Operating Officer from April 1999 to January 2005. Before joining the Company, Mr. Maier held various management positions at Cypress Semiconductor Corp. from July 1983 to March 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley. Mr. Maier serves on the board of directors of FormFactor, Inc.

     Mr. Lee is Chairman of the Board and former Chief Executive Officer of eOn Communication Corp., Chairman of the Boards of Cortelco, Inc., Sparktech Corp., and Symbio, a director of the Daily Wellness Company, and a Regent Emeritus of the University of California. He also serves as a Senior Advisor to

Silver Lake, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. ("DTC"), and in 1988, DTC acquired and merged with Qume. Mr. Lee served as a member of the President's Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, as well as having founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers' Association and the Monte Jade Science and Technology Association. Mr. Lee is also a founder and member of the board of directors of the Tech Museum of Innovation.

     Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Echelon Corporation and Calient Networks. Mr. Moley is on the Board of Trustees of Santa Clara University.

     Mr. Volpe has served as Chief Executive Officer of Dubai Group LLC since February 2007 and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, Jackson Laboratories, EFG-Hermes Holding Company, Emirates Cement, TAIB Bank B.S.C, Kline Hawkes & Co., LLC, Minor League Baseball and Dubai First, LLC.

Board Meetings and Committees

     The Board of Directors of the Company held a total of four meetings and acted two times by Unanimous Written Consent (“UWC”) during the fiscal year ended June 28, 2009. No director attended fewer than 75% of the meetings of the Board of Directors and the Board committees upon which such director served. Messrs. Swanson, Maier, Lee and Moley attended the last Annual Meeting of Stockholders.

Audit Committee

     The Audit Committee currently consists of directors Lee, Moley and Volpe, and held a total of six meetings during the last fiscal year. The Audit Committee is governed by a written charter, which can be found on the Company's website at www.linear.com. The Audit Committee appoints, compensates and oversees the Company's independent registered public accounting firm. The Audit Committee also approves the accounting fees paid to the independent accounting firm and pre-approves all audit and non-audit services to be provided by them. In addition, the Audit Committee also monitors the independence of the independent accounting firm.

     The Audit Committee meets independently with the independent accounting firm and with senior management to review the general scope of the Company's accounting activities, financial reporting and annual audit, matters relating to internal control systems, and the results of the annual audit.

     The Audit Committee also reviews and approves any proposed transactions between the Company and officers and directors or their affiliates.

     The Board of Directors has determined that Mr. Volpe is an “Audit Committee Financial Expert,” as that phrase is defined in the rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of directors Lee, Moley and Volpe, and held a total of seven meetings during the last fiscal year and acted one time by UWC. The committee reviews and approves the Company's executive compensation policies, the salaries and bonus plans and payments for the Company's executive officers, and administers the Company's equity incentive plans. The Compensation Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Nominating Committee

     The Nominating Committee currently consists of directors Lee, Moley and Volpe, and held two meetings during the last fiscal year. The Nominating Committee is responsible for proposing nominees for election as directors by the Company's stockholders at the Annual Meeting. The committee reviews the size and composition of the Board and determines the criteria for membership. The committee also reviews and considers nominees for election to the Board, including any nominee submitted by the stockholders. In addition, the committee reviews the composition of the Board committees and recommends persons to serve as committee members. The Nominating Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Corporate Governance Matters

   Policy for Director Recommendations and Nominations

     The Nominating Committee considers candidates for Board membership proposed by the Board of Directors, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of the Company. Stockholders must have held these shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating Committee will consider a nominee recommended by the Company's stockholders in the same manner as a nominee recommended by members of the Board of Directors or management.

     A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to the Company, attention of:

Nominating Committee
c/o Linear Technology Corporation
720 Sycamore Drive
Milpitas, CA 95035

The notice must include:

  The candidate's name, and home and business contact information;

  Detailed biographical data and relevant qualifications of the candidate;

  A signed letter from the candidate confirming his or her willingness to serve;

  Information regarding any relationships between the candidate and the Company within the last three years; and

  Evidence of the required ownership of common stock by the recommending stockholder.

     In addition, a stockholder may nominate a person for election to the Board of Directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the requirements set forth in the Company's Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an Annual Meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals."

     Where the Nominating Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the committee considers a number of factors, including the following:

  The current size and composition of the Board of Directors and the needs of the Board and the respective Board committees.

  Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

  Such other factors as the committee may consider appropriate.

     The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

  The highest personal and professional ethics and integrity.

  Proven achievement and competence in the nominee's field and the ability to exercise sound business judgment.

  Skills that are complementary to those of the existing Board members.

  The ability to assist and support management and make significant contributions to the Company's success.

  An understanding of the fiduciary responsibilities that are required of a member of the Board, and the commitment of time and energy necessary to diligently carry out those responsibilities.

     In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated for election to the Board, and the Board of Directors determines the actual nominees after considering the recommendation and report of the Nominating Committee.

   Stockholder Communications to Directors

     Stockholders may communicate directly with the members of the Company's Board of Directors by sending a written communication to the Board of Directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by the Company's Chief Financial Officer and submitted to the Board or an individual director, as appropriate, on a periodic basis.

     The Company strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

   Director Independence

     In July 2009, the Board of Directors undertook a review of the independence of its directors and director nominees and considered whether any such person had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Swanson, the Company's Executive Chairman and former Chief Executive Officer, and Mr. Maier, the Company's current Chief Executive Officer, are independent of the Company and its management under applicable SEC and Nasdaq corporate governance standards. In addition, the Board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee satisfies the definition of independent director as established by applicable SEC and Nasdaq standards.

     As part of each regularly scheduled meeting of the Board of Directors, the independent directors meet separately from management and the non-independent directors.

   Code of Business Conduct and Ethics

     The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of the Company, including the Company's senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.linear.com. The Company also intends to post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

Vote Required and Recommendation of Board of Directors

     The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Votes “withheld” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors under Delaware law.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE 2005 EMPLOYEE STOCK PURCHASE PLAN TO
INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY
2,000,000 SHARES

     The Board of Directors has determined that it remains in the best interest of the Company and its stockholders to have an employee stock purchase plan. Such a plan allows broader participation by employees of the Company at all levels than might otherwise be possible under the Company’s equity plans, due to changes in equity compensation practices in the Company’s industry as a result of accounting rules that require the expensing of equity compensation. An employee stock purchase plan also provides participants with an alternate way to acquire equity in the Company through payroll deductions. As of September 8, 2009, there were 794 employees participating in the offering period then in progress under the 2005 Employee Stock Purchase Plan (the “Purchase Plan”). In the most recently completed offering period, 811 employees participated, purchasing approximately 148,000 shares of common stock (with an approximate value of $2,800,000 on the date of purchase) at a purchase price of $19.08 per share. No executive officers or directors are currently allowed to participate in the Purchase Plan, although the Board has the power to change this for future offering periods.

     The total number of shares currently available for issuance under the Purchase Plan is approximately 97,000, not including the 2,000,000 share increase subject to stockholder approval at this 2009 Annual Meeting. Since adoption, approximately 903,000 shares have been issued under it. The maximum number of shares that may be issued to any one participant in any six-month offering period under the Purchase Plan is currently 300, and in some cases may be even less.

Summary of the 2005 Employee Stock Purchase Plan

     The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan.

   General

     The Purchase Plan was adopted by the Board of Directors in July 2005 and by the stockholders at the 2005 Annual Meeting. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase the Company’s common stock through payroll deductions.

   Administration

     The Purchase Plan may be administered by the Board or a committee appointed by the Board (referred to in either case below as the “Administrator”). All questions of interpretation or application of the Purchase Plan are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants.

   Eligibility

     Each employee of the Company and the Company’s designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan. No employee, however, may participate in the Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee would own 5% or more of the total combined voting power of all classes of the Company’s capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the

Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. Under the Purchase Plan, as the Board intends to implement it, directors and officers of the Company may not participate, although the Administrator has the power to change this for future offering periods.

   Offering Period

     The Purchase Plan operates in successive offering periods with the length of each period determined by the Administrator up to twenty-seven months. As currently operated, offering periods last approximately six months, running from approximately May 1 to October 31 and November 1 to April 30; provided, however, that the first offering period under the Purchase Plan will commence with the first trading day on or after the date stockholders approve the Purchase Plan, but in no event earlier than the effective date of the filing of a registration statement with the SEC covering the shares of common stock issuable under the Purchase Plan. The Administrator has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time.

     To participate in the Purchase Plan, an eligible employee must authorize payroll deductions under the Purchase Plan. The Purchase Plan provides that payroll deductions may not be less than 5% and may not exceed 10% of a participant’s compensation during the offering period, subject to further limitation determined by the Administrator. Currently, the Administrator has specified that employees can choose one of only two levels of payroll deductions – either 5% or 10% of compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company (or the designated subsidiary) terminates. Technically, at the beginning of each offering period, each participant is granted an option to purchase shares of common stock. The option is automatically exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period, unless the participant’s employment with the Company (or the designated subsidiary) terminates earlier.

   Purchase Price

     The Purchase Price permits shares of the Company’s common stock to be purchased at a purchase price of 85% of the lesser of the fair market value of the common stock on (i) the first day of the offering period, or (ii) the last day of a purchase period, if an offering period consists of more than one purchase period, or the last day of the offering period itself, if it consists of only one purchase period. Currently, the Board of Directors has implemented the Purchase Plan such that shares are purchased at a purchase price of 85% of the fair market value of the common stock only on the last day of the offering period. The Administrator may change this implementation, or reduce the amount of the discount for fair market value, at any time for future offering periods. The fair market value of the Company’s common stock on any relevant date will be the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

   Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of the Company’s common stock a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 300 shares during any offering period, although the Administrator has the ability to change that limit. During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease the rate of payroll deductions within limits set by the Administrator.

     All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the Company’s general funds, which are used for general corporate purposes. A participant may not make any additional payments into his or her account.

   Withdrawal

     Generally, a participant may withdraw from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to the Company a new enrollment agreement.

   Termination of Employment

     Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the Purchase Plan, the payroll deductions credited to the participant’s account at that time will be returned to him or her or, in the case of death, to the person or persons entitled thereto, and such participant’s participation in the Purchase Plan will automatically be terminated.

   Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

     Changes in Capitalization. Subject to any required action by the Company’s stockholders, the number of shares reserved under the Purchase Plan, as well as the price per share at which shares may be purchased in a pending purchase period may be appropriately adjusted by the Administrator for any change in the Company’s common stock (whether by stock split, reverse stock split, any dividend or other distribution, combination, recapitalization, reorganization, merger, consolidation, split-up, spin-off, repurchase or exchange).

     Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the Administrator will shorten all purchase and offering periods then in progress by setting a new ending date and all pending purchase and offering periods will end on that date. The new ending date must be prior to the dissolution or liquidation. If the Administrator shortens any purchase or offering period then in progress, the Administrator will notify each participant to the new ending date that the ending date has been changed to the new date and that purchases under the Purchase Plan will occur automatically on that new date, unless the participant has withdrawn from the offering period.

     Merger or Change of Control. In the event of any merger or “change of control,” as defined in the Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute for each pending offering period under the Purchase Plan. In the event the successor corporation refuses to assume or substitute for such offering periods, the Administrator will shorten all purchase and offering periods then in progress by setting a new ending date and all purchase and offering periods will end on the new ending date. The new exercise date must be prior to the effective date of the merger or change of control. If the Administrator shortens any purchase or offering period then in progress, the Administrator will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchase under the Purchase Plan will occur automatically on that new date, unless the participant has withdrawn from the offering period.

   Amendment and Termination of the Plan

     The Administrator may at any time terminate or amend the Purchase Plan, including the term of any offering period then outstanding. Generally, no such termination can adversely affect offering periods then in progress, other than as discussed above.

Federal Tax Aspects

     The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayers and the Company with respect to the shares purchased under the Purchase Plan.

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until he or she sells or otherwise disposes the shares purchased under the Purchase Plan. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the length of time the participant has held those shares. If the shares are sold or otherwise disposed of more than both (i) two years from the first day of the applicable offering period and (ii) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain or loss will be treated as long-term capital gain or loss.

     If the shares are sold or otherwise disposed of before the expiration of the holding periods above, the participant will recognize ordinary income measured generally as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

     The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Benefits to be Granted to Certain Individuals and Groups

     Participation in the Purchase Plan by eligible employees is voluntary and the Purchase Plan is administered at the discretion of the Administrator, so future actual benefits (if any) cannot now be determined. Directors and officers of the Company may not currently participate in the Purchase Plan, although the Administrator has the power to change this for future offering periods. The benefits received by all employees participating in the Purchase Plan during the Company’s last fiscal year are not determinable.

Information Regarding Other Compensation Plans

     See “Equity Compensation Plan Summary” below for additional information regarding all of the Company’s existing equity compensation plans.

Vote Required; Recommendation of Board of Directors

     The approval of the amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT TO THE 2005 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES.

PROPOSAL THREE

2009 EXECUTIVE BONUS PLAN

     The Board of Directors has approved the adoption of the Company’s 2009 Executive Bonus Plan (the “Bonus Plan”), subject to the approval of our stockholders at the Annual Meeting. If the stockholders approve the Bonus Plan, it will replace the existing Senior Executive Bonus Plan (the “Senior Plan”) in its entirety. If the stockholders do not approve the Bonus Plan, the Senior Plan will remain in effect.

     The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The Bonus Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

     The purpose of the Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Bonus Plan accomplishes this by paying awards under the Bonus Plan only after the achievement of the specified goals.

     The Bonus Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based" under Section 162(m), the Company still can receive a federal income deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company’s federal income tax return.

Eligibility to Participate

     The Bonus Plan will be administered by the Compensation Committee of the Board or such other committee designated by the Board consistent with the requirements of Section 162(m) (the “Committee”). The Committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Committee has discretion to select the participants. However, it is expected that approximately five executives will participate in the Bonus Plan in any year.

Target Awards and Performance Goals

     Each performance period, the Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is expressed as a percentage of his or her base salary. The performance goals require the achievement of objectives for one or more of: annual revenue; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; operating income expressed as a percent of sales; and total stockholder return.

Actual Awards

     After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $5,000,000 per participant in any fiscal year, even if the formula otherwise indicates a larger award.

     Actual awards are paid in cash as soon as administratively practicable, but no later than the dates set forth in the Bonus Plan. Under certain circumstances, the Committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

Administration, Amendment and Termination

     The Committee administers the Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

  determine the length of performance periods;

  select the employees who will receive awards;

  determine the target award for each participant;

  determine the performance goals that must be achieved before any actual awards are paid;

  determine a formula to determine the actual award (if any) payable to each participant; and

  interpret the provisions of the Bonus Plan.

     The Board or the Committee may amend or terminate the Bonus Plan at any time and for any reason. The amendment or termination of the Bonus Plan will not, without the consent of the participants, alter or impair any rights or obligations under any awards granted under the Bonus Plan. The Bonus Plan will remain in effect (subject to the Board’s or Committee’s right to terminate the Bonus Plan) through the Company’s 2014 Annual Meeting of Stockholders.

Federal Income Tax Consequences

     Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

     Awards under the Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding bonuses paid under the Senior Plan during the last fiscal year for each of the Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the Senior Plan for the 2009 fiscal year as a group:

PLAN BENEFITS
Senior Plan

Dollar Value of Bonuses
Name	Paid in Prior Fiscal Year
Robert H. Swanson Jr.,	$1,005,000
Lothar Maier	1,275,000
Paul Coghlan	1,145,000
Robert C. Dobkin	415,000
Donald E. Paulus	395,000
All current executive officers as a group (5 persons)	4,325,000
All employees who participated in the Senior Plan for fiscal 2009(5 persons*)	4,325,000
____________________

*In fiscal 2009, the participants in the Senior Plan only included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus.

Vote Required; Recommendation of Board of Directors

     The approval of the Bonus Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE 2009 EXECUTIVE BONUS PLAN.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending June 27, 2010, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Board of Directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

	Fees Paid to Ernst & Young LLP
	2008	2009
Audit Fees(1)	$913,000	$840,000
Audit-Related Fees(2)	$5,000	$5,000
Tax Fees(3)	$121,000	$81,000
All Other Fees(4)	--	--
____________________

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements and review of the interim consolidated financial statements included in the Company's public reports and any other services that Ernst & Young normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.
(2)	Audit-Related Fees consist of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements but that are not reported under "Audit Fees." The services for the fees disclosed under this category are for procedures performed related to the Company's filing to comply with California environmental regulations.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.
(4)	All Other Fees consist of fees for products and services other than those reported above.

Pre-Approval Process for Auditor Services

     All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required; Recommendation of Board of Directors

     The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 27, 2010.

BENEFICIAL SECURITY OWNERSHIP OF
DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's common stock, as of the Record Date, by (a) each beneficial owner of more than 5% of the Company's common stock, (b) the Company's Chief Executive Officer, Chief Financial Officer and three other executive officers of the Company who, based on their total compensation, were the most highly compensated in fiscal 2009 (collectively, the "Named Executive Officers"), (c) each director of the Company, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Common Stock
Beneficial Owner	Shares	Percentage
Capital Research Global Investors (1)	26,787,000	11.8%
333 South Hope Street
Los Angeles, CA 90071
Capital World Investors (1)	24,800,000	10.9%
333 South Hope Street
Los Angeles, CA 90071
State Farm Insurance Companies (2)	16,641,100	7.3%
One State Farm Plaza
Bloomington, IL 61710

Robert H. Swanson, Jr. (3)	1,718,167	*
Lothar Maier (4)	754,580	*
Paul Coghlan (5)	839,627	*
Robert C. Dobkin (6)	1,166,806	*
Donald E. Paulus (7)	234,943	*
David S. Lee (8)	166,000	*
Richard M. Moley (9)	166,000	*
Thomas S. Volpe (10)	230,000	*
All directors and executive officers as a group (15 persons) (11)	6,609,443	2.9%
____________________

*	Less than one percent of the outstanding common stock.
(1)	Based on information as of June 30, 2009 reported on Schedule 13F filed with the Securities and Exchange Commission.
(2)	Based on information as of September 8, 2009 provided by State Farm Insurance Companies.
(3)	Includes (i) 260,000 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson, Trustees of the Robert H. Swanson, Jr. and Sheila L. Swanson Trust U/T/A dated May 27, 1976, (ii) 1,281,400 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and (iii) 158,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(4)	Includes 540,060 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 160,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(5)	Includes 438,690 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 79,334 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(6)	Includes (i) 275,300 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin, Trustees of the Dobkin Family Trust dated April 16, 1991, (ii) 351,560 shares issuable pursuant to options exercisable within 60 days of September 8, 2009, (iii) 39,003 shares subject to Company rights of reacquisition pursuant to restricted stock agreements and (iv) 184,196 shares pledged as security for a margin loan, which is not in default as of September 8, 2009. The pledgee does not have the power to vote or direct any vote regarding such securities.
(7)	Includes 183,780 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 44,436 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(8)	Consists of 160,000 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(9)	Consists of 160,000 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(10)	Consists of 160,000 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(11)	Includes 4,244,110 shares issuable pursuant to options exercisable within 60 days of September 8, 2009 and 748,913 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION
For Fiscal Year Ended June 28, 2009

Compensation of Non-Employee Directors

     The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended June 28, 2009. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for their services as directors beyond what they receive as employees and officers of the Company.

		Restricted Stock Awards
Name	Fees Earned or Paid in Cash	(1)	Total
David S. Lee	$52,950	$83,964	$136,914
Richard M. Moley	$52,950	$83,964	$136,914
Thomas S. Volpe	$67,950	$83,964	$151,914
____________________

(1)	Amounts represent the expensed fair value of stock awards granted in fiscal year 2009 under SFAS 123(R) as discussed in Note 2, "Stock-Based Compensation," to the Company's financial statements included in the Company's Annual Report on Form 10-K. The full grant date fair value of the stock awards granted to each independent director, computed in accordance with SFAS 123(R), as discussed in Note 2 to the Company's financial statements, is as follows: David S. Lee- $91,890; Richard M. Moley-$91,890; and Thomas S. Volpe-$91,890.

     The Company has agreed to indemnify each director and officer against certain claims and expenses for which the individual might be held liable in connection with past or future services to the Company and its subsidiaries. The Company maintains insurance policies insuring its officers and directors against such liabilities.

     The Company currently pays each non-employee director an annual retainer of $45,000 and a fee of $1,500 for each meeting of the Board of Directors attended. Directors are generally eligible to receive restricted stock, stock options and other awards under the Company's equity incentive plans. During the fiscal year ended June 28, 2009, Messrs. Lee, Moley and Volpe each received a restricted stock grant to purchase 3,000 shares of common stock at an exercise price of $0.001 per share. These restricted stock grants vest as to 100% of the shares one year from the date of grant. Mr. Volpe also currently receives an annual retainer of $15,000 as Chairman of the Audit Committee (in addition to his annual director retainer of $45,000). At June 28, 2009, Messrs. Lee, Moley and Volpe each held exercisable options to purchase 192,000 shares and were each granted 3,000 shares of restricted stock

     The Board of Directors has established a policy that directors hold at least 50% of the shares granted as restricted stock for five years, unless the director ceases to be a director prior to that time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

     The Company's compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee’s objective is to ensure that the total compensation paid to the Company's executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on the Company's website at www.linear.com. Generally, the form and type of compensation and benefits provided to the Named Executive Officers (defined in the Beneficial Security Ownership Table on page 19) are similar to that provided to the Company's other executive officers.

Compensation Philosophy and Objectives

     The Compensation Committee has adopted an executive pay-for-performance philosophy, specifically in recent years in the areas of operating margin as a percent of sales and revenue growth over time. The philosophy applies to all executive officers, including the Executive Chairman, Chief Executive Officer and Chief Financial Officer. The objectives of the Compensation Committee are to provide competitive levels of total compensation to attract and retain talented, qualified executive officers, who are critical to the Company's long-term success; combine base salary, bonus and stock option awards and restricted stock grants to motivate all employees; and to align the financial interests of executive officers and stockholders through equity-based plans. The Company believes that the compensation of its executive officers should reward their success as a management team and as individuals in attaining key operating objectives, namely growth of revenue and high operating and net income margins, as well as other nonfinancial corporate objectives. Pay is sufficiently variable that above-average performance by the Company or the individual results in above-average total compensation, and below-average performance results in below-average total compensation. The focus is on corporate performance in terms of profitability and revenue generation and individual contributions toward that performance.

     Compensation is comprised of: base salary, adjusted annually by the Compensation Committee based on both market compensation for similar positions and the individual performance of each executive officer; annual non-equity profit sharing and bonus payments based upon the achievement of corporate objectives; and equity-based awards to provide long-term compensation based on Company performance. The long-term component of compensation is aimed at tying compensation to the generation of long-term stockholder value.

Role and Authority of Compensation Committee

     The Compensation Committee consists of Messrs. Lee, Moley and Volpe. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by Nasdaq.

     The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of the Company's executive officers and meets on a regular quarterly basis. The Compensation Committee reviews and approves each of the elements of the executive officer compensation program of the Company and regularly assesses the effectiveness and competitiveness of the program. The

Compensation Committee either itself approves or recommends approval of equity awards to the Board, which also meets on a regular quarterly basis.

     Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive officer and director compensation. The Compensation Committee evaluates management's proposals in order to reach a decision on the appropriate level of compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, but may, if it chooses, delegate any of its responsibilities in accordance with the Committee's charter.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee reviews and approves the total compensation of all the Company's executive officers. The Company's management periodically considers the compensation practices of peer companies in the U.S. semiconductor industry when making recommendations on executive officer compensation, including base salaries, bonuses and equity incentives. However, the Company tailors its compensation decisions to reward adherence to its own corporate strategies and long-term objectives, specifically, growth of revenues and high operating and net income margins. Consistent strong profitability is an objective of the Company; therefore, annual variable cash compensation tied to the Company's profitability is a meaningful component of overall compensation. The peer companies that the Company reviews are ones with which the Company competes for business as well as talent, such as Analog Devices, Maxim, National Semiconductor and Texas Instruments, as well as two other public digital semiconductor companies headquartered near the Company in Silicon Valley, Altera and Xilinx. The Company does not have a predetermined percentile within these peers that it uses as a benchmark for compensation levels, but rather reviews these peers to get an overall perspective on comparative compensation levels. In comparing the most recently published data in the above mentioned peer companies’ proxy statements, the Company’s total compensation amounts were in the lower middle of the range, whereas it's equity compensation and base salary amounts were towards the low end of the range and its executive bonus amounts for 2009 were towards the high end of the range. The Company’s operating margin as a percent of sales, on the other hand was the highest of all the peer companies reviewed.

     Based on management's analysis, the Executive Chairman and Chief Executive Officer prepare and submit to the Compensation Committee compensation recommendations for the Company's executive officers for committee review and approval. The Compensation Committee considers, but is not bound by, management's recommendations with respect to executive officer compensation. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. Management may attend portions of the Compensation Committee's meetings, but the Compensation Committee also meets without any members of management present. The Compensation Committee discusses Mr. Swanson's and Mr. Maier's compensation package with each of them, but makes decisions with respect to Mr. Swanson's and Mr. Maier's compensation without either of them present.

Compensation Components

     The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has five principal and two additional components, which are intended to attract, retain, motivate and reward executive officers who are expected to manage both the short-term and long-term success of the Company. These components are:

  Base Salary

  Profit Sharing

  Bonuses

  Stock Options

  Restricted Stock

  Health and Retirement Benefits

  Perquisites

     Under the Compensation Committee's supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of the Company’s compensation policy. For instance, base salary is set with the goal of attracting talented and qualified people to be executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent, the services they perform and the skills and experience they bring to the Company. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives, particularly revenue growth and increased operating and net income margins, and thus toward retaining key talent. In setting compensation levels for a particular executive officer, the Company takes into consideration each element of the proposed compensation package, as well as the executive officer's past and expected future contributions to the Company. The Company believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of its compensation program. However, the Company strongly believes in engaging and retaining the best talent in critical functions, and this may entail negotiations with individuals who have significant compensation packages with current or other potential employers. In order to enable the Company to hire and retain talented executive officers, the Compensation Committee may therefore determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company's standard practices discussed below when such deviation is required by competitive or other market forces.

     Base Salary - A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to the Company and the day-to-day performance contributions he or she makes. Base salary is predicated on subjective performance judgments as to the past and expected future contribution by the individual executive officer. The Company’s Compensation Committee also considers the base salaries of executives at its peer companies in setting base salaries. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities. Base salaries for each of the Named Executive Officers are reflected in the column labeled "Salary" of the Summary Compensation Table on page 30.

     Profit Sharing - Consistent strong profitability is a major objective of the Company. All employees affect the Company's success in meeting this objective. To reinforce success, the Company funds a profit sharing program for all eligible employees. Every employee of the Company and the Company’s subsidiaries who has been employed by the Company for more than six months before each semi-annual profit sharing payment participates in the profit sharing plan. Amounts paid under the profit sharing program are typically a meaningful portion of each eligible employee's total compensation. The amount of the profit sharing pool is largely determined by the magnitudes of sales and operating income for the six-month period, and is approximately 6% to 11% of the Company’s operating income for each six-month fiscal period. The pool amount is then divided by the aggregate base salaries of all eligible employees (including executive officers) for the period. This “pool”/“sum of base salaries” ratio represents the percentage profit sharing payment to each participant in comparison to his or her base salary. For all eligible U.S. employees, a portion of this profit sharing is paid directly into a 401(k) retirement plan.

     The Company’s executive officers’ profit sharing payments are calculated in the same manner as for the rest of its employees, and the percentage of base salary the payment represents is the same for all employees, including executive officers. In fiscal year 2009, the Company’s executive officers and U.S. employees received profit sharing distributions equal to approximately 22% of their base salaries, as compared to 33% in fiscal year 2008, a decrease of approximately 33%. This decrease reflects the fact that the Company’s operating income decreased by $156.6 million or 27% from the prior fiscal year.

     Bonuses - Employees with significant leadership roles or who are technically accomplished have a greater impact on the Company's growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive semi-annual cash bonuses. Targets for sales levels and operating income as a percentage of sales influence the size of the pool. Individual bonuses are determined are made based on the Company's achievement against these metrics and on the individual's personal and departmental performance. Bonus amounts are very dependent on corporate performance and therefore can vary significantly year to year. In fiscal year 2009, revenues deteriorated by 18% from the prior year and operating income as a percent of sales was 43% versus 48% in the prior year. As a result, the bonus pool in fiscal 2009 was 28% less than in fiscal 2008.

     The impact on each of the Company’s Named Executive Officers was as follows:

Name	2009 Bonus ($)	2008 Bonus ($)	% Change
Robert H. Swanson, Jr.	$1,005,000	$1,405,000	(28%)
Lothar Maier	1,275,000	1,705,000	(25%)
Paul Coghlan	1,145,000	1,600,000	(28%)
Robert C. Dobkin	415,000	525,000	(21%)
Donald E. Paulus	395,000	545,000	(28%)

     In fiscals 2009 and 2008 the total bonus pool as determined by the Compensation Committee represented approximately 5% of operating income. In distributing the individual bonuses to be paid to the Named Executive Officers, the Compensation Committee distributed between 2% and 6% of the total pool in both 2009 and 2008 to each such officer, depending on his position within the Company and the Compensation Committee’s evaluation of his individual contribution to the profitability and sales of the Company. During this period of global recession the Company’s sales deteriorated roughly in line with its competitors, but its operating income as a percentage of sales significantly outperformed its peers. This was the largest factor considered in determining the bonus of each of the Named Executive Officers. Each of the officers contributed collectively and similarly as they had done in the previous year to the overall goals of the Company. Consequently, their bonuses each decreased in roughly similar ranges, as the above chart depicts. In 1996, the Company adopted the Senior Executive Bonus Plan (the “Senior Plan”) to facilitate, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's most highly compensated executive officers. In each of 2000 and 2005, the Company's stockholders approved the continuance of the Senior Plan for an additional five years. In fiscal 2009, the participants included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus. The Company plans to replace the Senior Plan in its entirety with the new 2009 Executive Bonus Plan (the “Bonus Plan”), which is described in more detail in Proposal Three. If the stockholders do not approve the new Bonus Plan, the Senior Plan will remain in effect. In fiscal 2010, the effective plan will include the Executive Chairman, Chief Executive Officer and each of the Company's three other most highly compensated executive officers. The maximum amount payable to any individual in any one year under the plan is $5 million.

     Stock Options - Stock options have historically been granted periodically to provide additional incentive to executive officers and other key employees to work to maximize long-term total return to stockholders. During fiscal year 2008, the Company did not grant any stock options to executive officers.

However, in January 2009 the Company granted to its key employees options for 6,500,000 shares of common stock at an exercise price of $22.74. Approximately 10% of the total shares granted, or 685,000 shares, were distributed among the Named Executive Officers. The Company made such significant grants because at the time, none of the Company’s then-outstanding stock options had exercise prices below the then-current market value of its common stock and, in most cases, had exercise prices at least twice the then-current fair market value. The Company therefore believed that these previously granted options had limited incentive value to the Company’s employee option holders. These new grants were intended to return to a situation where equity awards closely align a portion of key employees’ compensation with the goals of long-term stockholders. Messrs. Maier and Coghlan each received stock option grants for share amounts that were twice the number of shares as their last stock option grants from 2005 and Messrs. Dobkin and Paulus each received grants of approximately three times the number of shares as their last stock option grants.

     Stock option grants generally vest over a five-year period to encourage option holders to continue in the employment of the Company. The size of stock option grants depends on position, experience, performance and the number of outstanding options already held by the individual. For executive officers, stock options used to be granted on a five quarter rotation. Therefore, an executive officer with longevity with the Company may have had options vesting at four times during a given year. Whereas profit sharing and bonuses reward execution for annual performance with respect to corporate goals, stock options are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy. The stock option grants, if any, are generally approved at the time of the Company’s quarterly Board of Director meetings which generally occur on Tuesday. The pricing of the Company’s stock options is generally based on the closing price of the Company’s stock on the Thursday following the meeting. The pricing of the options is based on the Company’s fair market value of its common stock on the date of grant (which is equal to the closing price of the common stock on the date of grant, as determined by Nasdaq).

     Restricted Stock - During fiscal 2005, the Company implemented a restricted stock program. Under the terms of the program, the Company grants certain employees, including executive officers, restricted stock with a per share purchase price equal to the par value of the Company's common stock, which is $0.001 per share. Upon grant, participants receive shares of restricted stock that are subject to a right of reacquisition in favor of the Company that lapses annually, currently over a five-year period from the date of grant. Participants are entitled to receive dividends on the shares of restricted stock during the vesting period. The restricted stock program was implemented to encourage employee retention. For executive officers, restricted stock is generally granted on a five quarter rotation.

     The Company views equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting stock-based awards going forward, the Company will attempt to attract and retain key employees, while being cognizant of the effects such grants have on charges to its income statement. Depending on both the performance of the Company's common stock and the hiring environment in the Company's industry, the Company may grant stock options, restricted stock, restricted stock units, stock appreciation rights or other awards as deemed appropriate to meet its employment and financial performance objectives. In fiscal year 2008 the Company primarily granted restricted stock and, to certain non-U.S. employees, restricted stock units, whereas in fiscal year 2009 the Company granted both non-qualified stock options, restricted stock grants and restricted stock units. The Company generally grants stock four times a year at the Company’s quarterly Board of Director meetings.

     Health and Retirement Benefits - The Company’s executive officers are eligible to receive the same health benefits that are available to other employees and the same contribution toward their benefits premium as provided to other employees. The Company maintains for its US-based employees a tax-qualified 401(k) plan, which provides for broad-based employee participation. As part of the Company's profit sharing plan discussed above, a portion of the semi-annual profit sharing distribution is paid directly into the 401(k) plan. The 401(k) plan contributions are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 30.

     Perquisites - While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. The Company has a fractional ownership in an aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplane for personal use for up to 35% of the available flight time in any year. To the extent use of the airplane results in imputed taxable income to Mr. Swanson, the Company makes additional payments to him, so that the net effect to Mr. Swanson is the same as if no income were imputed to him. The personal use of the airplane is included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 30. There are no other significant recurring perquisites granted to any executive officers.

Change of Control Arrangements

     Prior to April 2009, the Company had change of control agreements with three of its Named Executive Officers – Mr. Swanson, its Executive Chairman; Mr. Coghlan, its Chief Financial Officer; and Mr. Dobkin, its Chief Technology Officer. These agreements are designed to promote stability and continuity of senior management, and provide for the officers in question to receive certain payments and benefits if their employment with the Company is terminated in connection with a change of control of the Company.

     The agreements were entered into in 2002, at which time Mr. Swanson was the Company’s Chief Executive Officer. Although Mr. Maier succeeded Mr. Swanson as Chief Executive Officer in January 2005, no change of control agreement was entered into with Mr. Maier at that time. More recently, the Compensation Committee considered the effect of the absence of such an agreement with Mr. Maier, especially in light of the fact that such agreements continued to be in place with Mr. Swanson and the other two officers, both of whom report to Mr. Maier. The Committee also considered the benefits that the Company and its stockholders might obtain from putting such arrangements in place, particularly incentives for Mr. Maier to remain with the Company in the event of a threatened or actual change of control and the freedom to devote his full and undivided attention to Company matters during such time without distractions relating to his own personal employment situation. As a result of these considerations, the Committee directed Mr. Swanson, in consultation with legal counsel, to prepare and negotiate a form of change of control agreement with Mr. Maier. Mr. Swanson proceeded to do so, and in conjunction with further consultation with and ultimately approval by the committee, an agreement was entered into with Mr. Maier in August 2009.

     Information regarding the agreements with each of these executive officers, and the applicable payments under them, is provided under the heading “Employment Agreements” on page 40.

Tax and Accounting Implications

   Deductibility of Executive Officer Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. The Company’s goal is for the compensation paid under its management incentive plans to be generally fully deductible for federal income tax purposes, except for restricted stock awards which do not qualify as performance-based compensation under Section 162(m) because they only contain time-based vesting provisions. In certain situations, however, the Compensation Committee may approve compensation that does not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

   Accounting for Stock-Based Compensation

     Commencing on July 4, 2005, the beginning of fiscal 2006, the Company became subject to the requirements set forth in SFAS 123(R) Share-Based Payment, and, accordingly, records a charge to its income statement for the estimated value of stock-based awards.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

     Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

David S. Lee
Richard M. Moley
Thomas S. Volpe

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended June 28, 2009

     The following table provides fiscal 2009 compensation information for the Named Executive Officers. Although they are directors of the Company, Messrs. Swanson and Maier received no additional compensation for their services as such.

				Stock	Option	All Other
	Fiscal			Awards	Awards	Compensation
Name and Principal Position	Year	Salary	Bonus ($) (1)	($) (2)	($) (3)	($)		Total ($)
Robert H. Swanson Jr.	2009	$378,516	$1,077,573	$1,070,617	$--	$429,520	(4)	$2,956,226
Executive Chairman	2008	375,046	1,512,200	752,296	21,852	478,636		3,140,030
Lothar Maier	2009	420,778	1,356,834	976,501	517,518	132,753	(5)	3,404.384
Chief Executive Officer	2008	409,596	1,823,816	696,248	561,143	117,250		3,608,053
Paul Coghlan	2009	357,110	1,213,211	591,773	254,035	78,715	(5)	2,494,844
Vice President, Finance and	2008	371,823	1,706,140	521,075	185,901	83,371		2,868,310
Chief Financial Officer
Robert C. Dobkin	2009	352,488	481,784	314,669	172,331	54,029	(5)	1,375,301
Vice President, Engineering and	2008	338,077	619,865	314,857	105,605	59,218		1,437,622
Chief Technology Officer
Donald E. Paulus	2009	254,438	441,590	383,918	201,608	50,358	(5)	1,331,912
Vice President and General	2008	258,788	613,295	345,201	311,566	66,162		1,595,012
Manager of Power Products
____________________

(1)	Includes cash profit sharing and cash bonuses earned for the fiscal year, whether accrued or paid.
(2)	Amounts shown in this column reflect the Company's accounting expense for these restricted stock awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as a restricted stock award vesting). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of restricted stock awards granted to the Named Executive Officers in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column relate to awards that vested in fiscal 2009 for awards that were granted from fiscal 2005 though fiscal 2009. No stock awards were forfeited by any of the Named Executive Officers during fiscal 2009. See the Grants of Plan-Based Awards table below for more information on awards made in fiscal year 2009. For additional information with respect to grants made prior to fiscal 2009, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the SEC.
(3)	Amounts shown in this column reflect the Company's accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock options granted to the Named Executive Officers. The fair value was estimated using the Black- Scholes option pricing model in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column relate to awards that vested in fiscal 2009 and were granted from fiscal 2003 though fiscal 2009.
(4)	Includes (a) $15,210 in 401(k) profit sharing distributions earned during the fiscal year; (b) an imputed value of $165,006 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which the Company owns fractional interests, plus related tax reimbursements of $144,864; (c) dividend distributions on unvested restricted stock of $98,260; and (d) $6,180 for taxes paid by the Company for group term life insurance.
(5)	Includes (a) 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier $16,313; Paul Coghlan $14,871; Robert C. Dobkin $14,474; and Donald E. Paulus $12,778; (b) dividend distributions on unvested restricted stock during the fiscal year as follows: Lothar Maier $115,750; Paul Coghlan $61,863; Robert C. Dobkin $35,745; and Donald E. Paulus $36,890; and (c) taxes paid by the Company for group term life insurance during the fiscal year as follows: Lothar Maier $690; Paul Coghlan $1,981; Robert C. Dobkin $3,810; and Donald E. Paulus $690.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended June 28, 2009

     The following table shows for the fiscal year ended June 28, 2009 certain information regarding stock awards granted to the Named Executive Officers.

			All Other
			Option
		All Other	Awards:		Grant Date
		Stock Awards:	Number of		Fair Value of
		Number of	Securities	Exercise or	Stock and
	Grant	Shares of Stock	Underlying	Base Price of	Option Awards
Name	Date	or Units (#) (1)	Options (#) (2)	Option Awards	($) (3)
Robert H. Swanson Jr.	--	--	--	$--	$--
	--	--	--	--	--
Lothar Maier	1/15/2009	80,000			1,819,200
	1/15/2009		300,000	22.74	2,016,630
Paul Coghlan	1/15/2009	35,000			795,900
	1/15/2009		140,000	22.74	941,094
Robert C. Dobkin	1/15/2009	15,000			341,100
	1/15/2009		125,000	22.74	840,262
Donald E. Paulus	1/15/2009	17,500			397,950
	1/15/2009		120,000	22.74	806,652
____________________

(1)	Awards shown in this column are shares of restricted stock.
(2)	These options were granted under the Company’s 2005 Equity Incentive Plan. For additional information with respect to these grants, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the SEC.
(3)	The grant date fair value of stock and option awards is based on the fair market value of the Company's common stock on the grant date as determined pursuant to SFAS 123(R). For additional information with respect to how these stock and option award grants are valued, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END
For Fiscal Year Ended June 28, 2009

     The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended June 28, 2009.

	Option Awards(1)					Stock Awards(2)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised				Shares or		of Shares or
	Options	Options		Option	Option	Units of Stock		Units of Stock
	Exercisable	Unexercisable		Exercise	Expiration	That Have		That Have
Name	(#)	(#)		Price ($)	Date	Not Vested (#)		Not Vested ($)
Robert H. Swanson, Jr.	200,000	--		$50.25	7/28/10	--		--
	500,000	--		38.25	4/17/11	--		--
	281,400	--		25.05	7/26/12	--		--
	100,000	--		25.05	7/26/12	--		--
	200,000	--		40.88	10/15/13	--		--
	--	--		--	--	20,000	(3)	$470,200
	--	--		--	--	30,000	(4)	705,300
	--	--		--	--	48,000	(5)	1,128,480
Lothar Maier	45,000	--		50.25	7/28/10	--		--
	30,000	--		38.25	4/17/11	--		--
	65,060	--		25.05	7/26/12	--		--
	35,000	--		25.05	7/26/12	--		--
	50,000	--		35.20	7/22/13	--		--
	150,000	--		42.28	1/14/14	--		--
	120,000	30,000	(21)	35.61	4/20/12	--		--
	0	300,000	(22)	22.74	1/15/16	--		--
	--	--		--	--	30,000	(6)	705,300
	--	--		--	--	60,000	(7)	1,410,600
	--	--		--	--	80,000	(8)	1,880,800
Paul Coghlan	70,000	--		50.25	7/28/10	--		--
	75,000	--		38.25	4/17/11	--		--
	71,690	--		25.05	7/26/12	--		--
	75,000	--		25.05	7/26/12	--		--
	70,000	--		40.88	10/15/13	--		--
	56,000	14,000	(23)	37.03	1/18/12	--		--
	0	140,000	(24)	22.74	1/15/16	--		--
	--	--		--	--	9,334	(9)	219,442
	--	--		--	--	20,000	(10)	470,200
	--	--		--	--	20,000	(11)	479,200
	--	--		--	--	35,000	(12)	822,850
Robert C. Dobkin	75,000	--		50.25	7/28/10	--		--
	70,000	--		38.25	4/17/11	--		--
	78,060	--		25.05	7/26/12	--		--
	40,000	--		25.05	7/26/12	--		--
	40,000	--		40.88	10/15/13	--		--
	32,000	8,000	(27)	37.03	1/18/12	--		--
	0	125,000	(28)	22.74	1/15/16	--		--
	--	--		--	--	5,334	(17)	125,402
	--	--		--	--	10,668	(18)	250,805
	--	--		--	--	10,668	(19)	250,805
	--	--		--	--	15,000	(20)	352,650
Donald E. Paulus	75,000	--		36.52	10/17/11	--		--
	11,780	--		25.05	7/26/12	--		--
	15,000	--		29.37	1/15/13	--		--
	35,000	--		35.20	7/22/13	--		--
	31,500	3,500	(25)	36.12	10/14/14	--		--
	0	120,000	(26)	22.74	1/15/16	--		--
	--	--		--	--	4,668	(13)	109,745
	--	--		--	--	15,402	(14)	362,101
	--	--		--	--	12,000	(15)	282,120
	--	--		--	--	17,500	(16)	411,425
____________________

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months.
(2)	Restricted stock vests in equal annual increments over a five-year term. The fair market value of the Company's common stock on June 26, 2009 the last day of trading of fiscal 2009 was $23.51.
(3)	10,000 shares to vest on October 24, 2009, 10,000 shares to vest on October 24, 2010.
(4)	10,000 shares to vest on January 22, 2010, 10,000 shares to vest on January 22, 2011, 10,000 shares to vest on January 22, 2012.
(5)	12,000 shares to vest on April 23, 2010, 12,000 shares to vest on April 23, 2011, 12,000 shares to vest on April 23, 2012, 12,000 shares to vest on April 23, 2013.
(6)	10,000 shares to vest on July 31, 2009, 10,000 share to vest on July 31, 2010, 10,000 shares to vest on July 31, 2011.
(7)	15,000 shares to vest on October 24, 2009, 15,000 shares to vest on October 24, 2010, 15,000 shares to vest on October 24, 2011, 15,000 shares to vest on October 24, 2012.
(8)	16,000 shares to vest on January 21, 2010, 16,000 shares to vest on January 21, 2011, 16,000 shares to vest on January 21, 2012, 16,000 shares to vest on January 21, 2013, 16,000 shares to vest on January 21, 2014.
(9)	4,667 shares to vest on April 24, 2010, 4,667 shares to vest on April 24, 2011.
(10)	5,000 shares to vest on August 1, 2010, 5,000 shares to vest on August 1, 2011, 5,000 shares to vest on August 1, 2012.
(11)	5,000 shares to vest on October 24, 2009, 5,000 shares to vest on October 24, 2010, 5,000 shares to vest on October 24, 2011, 5,000 shares to vest on October 24, 2012.
(12)	7,000 shares to vest on January 21, 2010, 7,000 shares to vest on January 21, 2011, 7,000 shares to vest on January 21, 2012, 7,000 shares to vest on January 21, 2013, 7,000 shares to vest on January 21, 2014.
(13)	2,667 shares to vest on April 24, 2010, 2,667 shares to vest on April 24, 2011.
(14)	2,667 shares to vest on August 1, 2010, 2,667 shares to vest on August 1, 2011, 2,667 shares to vest on August 1, 2012.
(15)	2,667 shares to vest on October 24, 2009, 2,667 shares to vest on October 24, 2010, 2,667 shares to vest on October 24, 2011, 2,667 shares to vest on October 24, 2012.
(16)	3,000 shares to vest on January 21, 2010, 3,000 shares to vest on January 21, 2011, 3,000 shares to vest on January 21, 2012, 3,000 shares to vest on January 21, 2013, 3,000 shares to vest on January 21, 2014.
(17)	2,334 shares to vest on January 23, 2010, 2,334 shares to vest on January 23, 2011.
(18)	5,134 shares to vest on July 31, 2010, 5,134 shares to vest on July 31, 2011.
(19)	3,000 shares to vest on October 24, 2009, 3,000 shares to vest on October 24, 2010, 3,000 shares to vest on October 24, 2011, 3,000 shares to vest on October 24, 2012.
(20)	3,500 shares to vest on January 21, 2010, 3,500 shares to vest on January 21, 2011, 3,500 shares to vest on January 21, 2012, 3,500 shares to vest on January 21, 2013, 3,500 shares to vest on January 21, 2014.
(21)	Unvested options vest equally in semi-annual installments ending on April 20, 2010.
(22)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.
(23)	Unvested options vest equally in semi-annual installments ending on January 18, 2010.
(24)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.
(25)	Unvested options vest equally in semi-annual installments ending on October 14, 2009.
(26)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.
(27)	Unvested options vest equally in semi-annual installments ending on January 18, 2010.
(28)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended June 28, 2009

     The following table shows for the fiscal year ended June 28, 2009 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive Officer	Acquired on Exercise (#)	Exercise (1)($)	Acquired on Vesting (#)	Vesting (2)($)
Robert H. Swanson	--	$--	32,000	$703,920
Lothar Maier	--	--	25,000	616,450
Paul Coghlan	--	--	14,667	359,291
Robert C. Dobkin	--	--	8,001	195,592
Donald E. Paulus	--	--	10,468	275,274
____________________

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company's common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY
For Fiscal Year Ended June 28, 2009

     The following table provides information as of June 28, 2009 about shares of the Company's common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of the Company's existing equity compensation plans, including the 1988 Stock Option Plan, 1996 Incentive Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

			Number of Securities
			Remaining Available for
			Future Issuance under
	Number of Securities to		Equity Compensation
	be Issued upon Exercise		Plans (excluding
	of Outstanding Options	Weighted Average	securities issuable upon
	and Restricted Stock	Exercise Price of	exercise of outstanding
	Units as of June 28,	Outstanding Options and	options and restricted
Plan	2009	Restricted Stock Units	stock units)
Equity compensation plans approved by
stockholders(1)	10,507,663	$39.07	4,494,416
Equity compensation plans not approved by
stockholders(2)	19,176,707	$31.41	5,468,308
Total	29,684,370	$33.30	9,962,724
____________________

(1)	Consists of shares subject to outstanding options and restricted stock units under the Company's 1988, 1996 and 2005 Equity Incentive Plans, or shares available for future issuance under the 2005 Equity Incentive Plan and the Company's 2005 Employee Stock Purchase Plan.
(2)	The numbers of shares indicated consist of shares subject to outstanding options and restricted stock units or shares available for future issuance under the Company's 2001 Non-Statutory Stock Option Plan. Executive officers and directors of the Company are not eligible to participate in the 2001 Non-Statutory Stock Option Plan. See the description of the 2001 Non-Statutory Stock Option Plan below.

   2005 Equity Incentive Plan

     The Company's 2005 Equity Incentive Plan was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The 2005 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2005 Equity Incentive Plan. A total of 9,159,242 shares of the Company's common stock have been reserved for issuance under the 2005 Equity Incentive Plan as of June 28, 2009. These shares include shares that remained available for grant under the Company's 1996 Incentive Stock Option Plan at the time the stockholders approved the 2005 Equity Incentive Plan at the 2005 Annual Meeting of Stockholders and that were transferred into the 2005 Equity Incentive Plan at that time. In addition, any shares since that time or in the future that would otherwise return to the 1996 Incentive Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2005 Equity Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with Awards granted to such persons, the 2005 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

     Options. The 2005 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2005 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for an additional 5,000,000 shares.

     The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2005 Equity Incentive Plan must also be at least equal to the fair market value of the Company's common stock on the grant date. The 2005 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program or certain other forms of consideration.

     Options granted under the 2005 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2005 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company's common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

     Restricted Stock. Restricted stock awards may be granted under the 2005 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company's common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). The Company's right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. No participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

     Restricted Stock Units. Restricted stock units may be granted under the 2005 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2005 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. No participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment. The Company generally grants restricted stock units to non-U.S. employees for tax purposes.

     Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2005 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company's common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. No participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

     Change of Control. In the event of a "change of control," as defined in the 2005 Equity Incentive Plan, each outstanding Award will be treated as the plan administrator determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the plan administrator, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the plan administrator will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the plan administrator may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

     With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

   2005 Employee Stock Purchase Plan

     The 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase the Company's common stock through regular payroll deductions. A total of 1,000,000 shares of common stock were initially reserved for issuance under the 2005 Purchase Plan, of which approximately 97,000 shares remained available for issuance as of June 28, 2009.

     Each employee of the Company or its designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of the Company's capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the Company's employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The plan administrator has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently administered, deductions must be either 5% or 10% of an employee's eligible compensation for any given offering period.

     As currently administered, the 2005 Purchase Plan enables participants to purchase shares of the Company's common stock at a purchase price of 85% of the fair market value of the Company's common stock on the last day of each offering period. The fair market value of the Company's common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

     A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment with the Company.

     In the event of any merger or "Change of Control," as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such offering periods, the plan administrator will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the plan administrator shortens any offering period then in progress, the plan administrator will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

   1996 Incentive Stock Option Plan

     The Company's 1996 Incentive Stock Option Plan (the “1996 Plan”) was adopted by the Board of Directors in July 1996 and was approved by the Company's stockholders in November 1996. The 1996 Plan provided for the granting to employees, including officers, of incentive stock options, and for the granting to employees, officers, directors and consultants of nonqualified stock options.

     The 1996 Plan permitted the Company to grant incentive and non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2005 Equity Incentive Plan.

     The 1996 Plan also permitted the Company to grant nonqualified options that were immediately exercisable by the participant at an exercise price equal to the stock's par value per share. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

     In the event that the Company merges with or into another corporation, or sells substantially all of its assets, the 1996 Plan provides that each outstanding option must be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     At the 2005 Annual Meeting, the Company's stockholders approved the 2005 Equity Incentive Plan to replace the 1996 Plan. As part of the adoption of the 2005 Equity Incentive Plan, all shares remaining available for future grant under the 1996 Plan at that time were transferred to the 2005 Equity Incentive Plan. No further options or rights have been or will be granted under the 1996 Plan. As of June 28, 2009, there were 8,759,070 shares of common stock subject to outstanding options under the 1996 Plan.

   1988 Stock Option Plan

     The 1988 Stock Option Plan (the “1988 Plan”) has terms substantially the same as the terms of the 1996 Plan. The Company no longer grants options under this plan. As of June 28, 2009, there were no shares of common stock subject to outstanding options under the 1988 Plan.

   2001 Non-Statutory Stock Option Plan

     In fiscal 2001, the Board of Directors approved the 2001 Non-Statutory Stock Option Plan (the “2001 Plan”). The 2001 Plan provides for the granting of non-qualified stock options to employees and consultants. The Company cannot grant options under the 2001 Plan to directors or executive officers of the Company.

     Options granted under the 2001 Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2001 Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service.

     The Company may also grant options under the 2001 Plan that are immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options, however, are subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). This Company right of reacquisition generally lapses in annual increments over periods of three to five years, although the vesting schedule may vary on a grant-by-grant basis.

     The exercise price of an option is determined at the time the option is granted and may be less than the current fair market value of the Company's common stock. The 2001 Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a “cashless exercise” program or certain other forms of consideration.

     In the event that the Company merges with or into another corporation, or sells substantially all of the Company's assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     As of June 28, 2009, there were a total of 30,000,000 shares of common stock reserved for issuance under the 2001 Plan, of which 18,601,486 shares were subject to outstanding options and restricted stock units; and 5,468,308 shares were available for future issuance.

Employment Agreements

     In January 2002, the Company entered into employment agreements with Mr. Swanson, its current Executive Chairman and then its Chief Executive Officer, Mr. Coghlan, its Chief Financial Officer, and Mr. Dobkin, its Chief Technical Officer. Amendments to the employment agreements were made in 2008 primarily to comply with Section 409A of the Code, which generally affect the timing, but not the amount, of compensation that could be received, the definition of certain payment triggers and other technical changes. In addition, on August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier.

   Employment Agreement with the Executive Chairman and Former Chief Executive Officer

     Mr. Swanson's employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson's annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $425,000. Mr. Swanson’s base salary is divided by 365 and multiplied by each full day of service he performs as Executive Chairman of the Board. Mr. Swanson's employment agreement also entitles him to bonuses pursuant to his participation in the Company's Senior Executive Bonus Plan, the Key Employee Incentive Bonus Plan or any successor bonus plans to such plans.

     In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Board of Directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson's time. Mr. Swanson's duties have actually resulted in his spending approximately three to four days per week on Company matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus prorated based on the number of full days Mr. Swanson performs services as Executive Chairman throughout each fiscal year, but his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than Cause (as defined in his employment agreement) or if he resigns for Good Reason (as defined in his employment agreement), then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year's base salary and an annual target bonus payment (payable in equal installments over twelve months). Mr. Swanson’s target bonus will be calculated as the average of his previous four semi-annual bonus payments multiplied by four as his bonus will cease to be prorated as mentioned above. Mr. Swanson’s base salary and target bonus will be calculated as if Mr. Swanson had performed services on a full-time basis. In addition, the Company will reimburse Mr. Swanson for premiums paid for continuing group health and dental plan continuation coverage until the earlier of eighteen months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

     If there is a Change of Control of the Company, Mr. Swanson will receive similar benefits to those he is entitled to receive if he is terminated other than for Cause or is terminated due to a voluntary termination for Good Reason, including immediate vesting in full of all his options and restricted stock and payment of one year's salary and target bonuses but payable in a lump sum within five days of the Change of Control, and the reimbursement for continued health coverage will be extended to Mr. Swanson upon any subsequent termination of his employment regardless of whether or not he is terminated without Cause or he resigns for Good Reason.

     When entered into, the employment agreement provided that should Mr. Swanson continue to be employed by the Company on his 65th birthday, thereafter upon any voluntary termination he would receive the same benefits as he would receive upon a voluntary termination for Good Reason.  Mr. Swanson has now passed his 65th birthday, and accordingly will receive such benefits if he voluntarily terminates his employment in the future for any reason.  If Mr. Swanson should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     The Company has a fractional ownership in one aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

     If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of the Company, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would owed by the Company to Mr. Swanson upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
		Resignation
	Voluntary	for Good
Compensation and Benefits	Resignation	Reason	Change-in-Control	Due to Death
Base Salary	$425,000	$425,000	$425,000	--
Annual Incentive	2,410,000	2,410,000	2,410,000	--
Equity Awards
• Stock Options	--	--	--	--
• Restricted Stock(1)	2,303,980	2,303,980	2,303,980	1,151,990
Health Care Benefits	18,065	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $23.51 per share as of June 26, 2009 multiplied by the number of awards unvested as of June 28, 2009.

   Employment Agreement with the Chief Executive Officer

     On August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier. While employed by the Company, Mr. Maier will receive a base salary at an annual rate of $405,000 (the “Base Salary”). The Base Salary will be reviewed annually by the Compensation Committee for possible adjustment and has been subsequently increased to $450,000. Mr. Maier will be eligible to earn a target bonus under the Company's Senior Executive Bonus Plan as specified annually by the Compensation Committee and will also be eligible to participate in the Company’s Key Employee Incentive Bonus Plan. During his employment, Mr. Maier is eligible to participate in the employee benefits plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for by such plans.

     If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Maier’s employment with the Company terminates due to a voluntary termination for Good Reason (as defined in his employment agreement)or an involuntary termination by the Company other than for Cause (as defined in his employment agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with the Company, and subject to Mr. Maier’s compliance with the provisions of the employment agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve month non-solicit provision): (i) all of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve months at a rate equal to his Base Salary as in effect on the date of termination, plus the average bonus paid to Mr. Maier for the two twelve month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, the Company will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

     If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in his employment agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will terminate immediately. If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

     In the event of a Change of Control, Mr. Maier will receive the same benefits as if Mr. Maier were terminated due to a voluntary termination for Good Reason or an involuntary termination by the Company other than for Cause described above, provided that the Severance Payment will be payable in a lump-sum within five days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason. If Mr. Maier’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due).

     The following table describes the payments and/or benefits would owed by the Company to Mr. Maier upon termination of employment in the following situations and for the following reasons.

		Termination
		Without Cause /
		Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$450,000	$450,000	--
Annual Incentive	--	1,490,000	1,490,000	--
Equity Awards
• Stock Options	--	173,250	173,250	115,500
• Restricted Stock(1)	--	2,997,525	2,997,525	1,998,350
Health Care Benefits	--	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $23.51 per share as of June 26, 2009 multiplied by the number of awards unvested as of June 28, 2009.

   Employment Agreement with Chief Financial Officer

     The employment agreement with Mr. Coghlan, the Company's Chief Financial Officer, originally provided for an annual base salary of $285,000 at the time the agreement was entered into. Mr. Coghlan's annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to $406,500. He is also entitled to bonuses pursuant to the Company's Senior Executive Bonus Plan.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated by the Company for any reason other than Cause (as defined in his employment agreement), or voluntarily terminates his employment for Good Reason (as defined in his employment agreement), then he will receive continued payments of six month’s base salary plus 50% of his annual target bonus, and his stock options and restricted stock will immediately vest to the extent they would have vested had he remained employed by the Company for an additional six months. In addition, the Company will pay for Mr. Coghlan's continuation coverage (if so elected) pursuant to COBRA until the earlier of six months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If, after a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated for any reason other than Cause, or voluntarily terminates his employment for Good Reason, then 50% of his then unvested stock options and restricted stock will immediately vest, and he will receive continued payments of one year's base salary and 50% of his annual target bonus. In addition, the Company will pay for Mr. Coghlan's continuation coverage pursuant to COBRA until the earlier of twelve months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If Mr. Coghlan should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     If payments to Mr. Coghlan under his employment agreement (together with any other payments or benefits he receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon a change in control of the Company, and such payments are less than 3.59 multiplied by his "base amount" (as defined in Section 280G), then the payments will be reduced so that no portion of the payments will be subject to excise tax under Section 4999. If payments under Mr. Coghlan's employment agreement (together with any other payments or benefits he receives) would exceed 3.59 multiplied by his "base amount," then Mr. Coghlan will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Coghlan upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$203,250	$406,500	--
Annual Incentive	--	572,500	572,500	--
Equity Awards
• Stock Options	--	10,780	53,900	53,900
• Restricted Stock(1)	--	235,100	991,346	991,346
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $23.51 per share as of June 26, 2009 multiplied by the number of awards unvested as of June 28, 2009.

   Employment Agreement with Chief Technical Officer

     The employment agreement with Mr. Dobkin, the Company's Vice President of Engineering and Chief Technical Officer is substantially similar to the employment agreement with Mr. Coghlan, as described above, except that Mr. Dobkin’s agreement originally provided for an annual base salary of $280,000, which has been subsequently increased to $357,000.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Dobkin upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$178,500	$357,000	--
Annual Incentive	--	207,500	207,500	--
Equity Awards
• Stock Options	--	9,625	48,318	48,318
• Restricted Stock(1)	--	125,402	489,830	489,830
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $23.51 per share as of June 26, 2009 multiplied by the number of awards unvested as of June 28, 2009.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

     In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. Significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.

     The Company has entered into change of control agreements with four of its Named Executive Officers. These are discussed under "Executive Compensation — Employment Agreements".

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers and reimbursement of many expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company's request.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the SEC and the Financial Industry Regulatory Authority (“FINRA”). Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     The Company reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, the Company believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 28, 2009 except that due to an administrative oversight, each of Messrs. Chantalat, Dobkin, Nickson, Quarles, Soule, Pietkiewicz and Coghlan, did not timely file on Form 4 a stock option grant awarded under the Company’s 2005 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

     The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended June 28, 2009:

     The Audit Committee of the Board of Directors has:

  reviewed and discussed the Company's audited financial statements for the fiscal year ended June 28, 2009 with the Company's management;

  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standard 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T;and

  received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and its management.

     Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent registered public accounting firm and the Company's management, the Audit Committee has recommended to the Board of Directors that the Company's financial statements for the fiscal year ended June 28, 2009 be included in the Company's 2009 Annual Report on Form 10-K.

Respectfully submitted by: THE AUDIT COMMITTEE Thomas S. Volpe, Chairman David S. Lee Richard M. Moley

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: September 23, 2009

APPENDIX A

LINEAR TECHNOLOGY CORPORATION

2009 EXECUTIVE BONUS PLAN

1.
BACKGROUND, PURPOSE AND DURATION

     (a) Effective Date. The Plan is effective as of November 4, 2009, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2009 Annual Meeting of Stockholders of the Company.

     (b) Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code.

2.
DEFINITIONS

     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

     (a) “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

     (b) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

     (c) “Base Salary” means as to any Performance Period, Participant’s annual salary rate on the last day of such Performance Period. Such Base Salary shall be before both (1) deductions for taxes or benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans. For avoidance of doubt, “Base Salary” does not include bonuses, commissions, equity compensation, incentive or other compensation.

     (d) “Board” means the Board of Directors of the Company.

     (e) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

     (f) “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

     (g) “Company” means Linear Technology Corporation, a Delaware corporation, or any successor thereto.

     (h) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

     (i) “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

     (j) “Fiscal Year” means the fiscal year of the Company.

     (k) “Maximum Award” means as to any Participant $5,000,000 in any Fiscal Year.

     (l) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

     (m) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

     (n) “Performance Period” means any Fiscal Year or such other period (shorter or longer), as determined by the Committee in its sole discretion.

     (o) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: annual revenue; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; operating income expressed as a percent of sales; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

     (p) “Plan” means the Linear Technology Corporation 2009 Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

     (q) “Shares” means shares of the Company’s common stock.

     (r) “Target Award” means the target award payable under the Plan to a Participant for a Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

     (s) “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

     (a) Selection of Participants. The Committee, in its sole discretion, shall select the Employees who are to be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

     (b) Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for each Performance Period. Such Performance Goals shall be set forth in writing.

     (c) Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

     (d) Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) for any Fiscal Year exceed the Maximum Award.

     (e) Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

     (f) Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death, disability, or retirement or upon a change of control or in the event of a Termination of Employment following a change of control prior to the end of the Performance Period, and (c) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death, disability or retirement prior to a change of control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

4.
PAYMENT OF AWARDS

     (a) Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

     (b) Timing of Payment. Payment of each Actual Award shall be made as soon as administratively practicable, but no later than the later of (i) the fifteenth day of the third month following the close of the Fiscal Year in which the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture or (ii) March 15 following the calendar year in which the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A of the Code.

     It is the intent that this Plan comply with the requirements of Code Section 409A, such that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

     (c) Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.

5.
ADMINISTRATION

     (a) Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

     (b) Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

     (c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

6.
GENERAL PROVISIONS

     (a) Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

     (b) No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such action occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

     (c) Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

     (d) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

     (e) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

     (f) Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     (g) Nontransferability of Awards. No award granted under the Plan or any rights related thereto may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

7.
AMENDMENT, TERMINATION AND DURATION

     (a) Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

     (b) Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter through the Company’s 2014 Annual Meeting of Stockholders.

8.
LEGAL CONSTRUCTION

     (a) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     (b) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     (c) Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     (d) Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

     (e) Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

LINEAR TECHNOLOGY CORPORATION 720 SYCAMORE DRIVE MILPITAS, CA 95035-7417
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M17418-P83979	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LINEAR TECHNOLOGY CORPORATION				For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:
				☐	☐	☐
Vote on Directors
1.	To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

Nominees:

	01)	Robert H. Swanson, Jr.	04) Richard M. Moley
	02)	David S. Lee	05) Thomas S. Volpe
	03)	Lothar Maier
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:

2.	To approve an amendment to the Company's 2005 Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder by 2,000,000.	☐	☐	☐

3.	To approve the Company's 2009 Executive Bonus Plan.	☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 27, 2010.	☐	☐	☐

By executing this proxy, the undersigned stockholder grants the proxies, in their discretion, the ability to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M17419-P83979

LINEAR TECHNOLOGY CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Linear Technology Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 23, 2009, and hereby appoints Lothar Maier and Paul Coghlan, or either of them, as attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Linear Technology Corporation to be held on November 4, 2009, at 3:00 p.m. local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS IN ITEM 1, AND FOR ITEMS 2, 3 AND 4. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE